AMENDMENT NUMBER ONE dated September 21 , 2012 (referred to as “the Amendment”), amending the Second Amended and Restated Employment Agreement dated November 11, 2010 by and between Stephen G. Berman (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”).

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into the Second Amended and Restated Employment Agreement dated November 11, 2010, as modified by the October 20, 2011 letter amendment (the “2010 Restated Employment Agreement”); and

WHEREAS, Executive and the Company desire to further amend the terms of the 2010 Restated Employment Agreement on the terms and subject to the conditions set forth herein (the 2010 Restated Employment Agreement, as amended by this Amendment, is referred to as the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, and pursuant to Section 21 of the 2010 Restated Employment Agreement, agree as follows:

1.	Offices and Duties. Section 1 of the 2010 Restated Employment Agreement is amended by adding the following paragraph:

“The Company and Executive acknowledge that the Company has (i) entered into agreements dated September 10, 2012 with NantWorks LLC, a Delaware limited liability company (“NantWorks”) to form DreamPlay Toys LLC, a Delaware limited liability company (“DPT”) and DreamPlay LLC, a Delaware limited liability company (“DP”), and as part of said agreements (collectively referred to as the “DreamPlay Transaction”), and (ii) the Company has agreed to provide the services of Executive as General Manager of DP and to provide DP with access to other staff at the Company for up to 5 years at no charge as necessary for the development, manufacturing and sale of the DP’s products. Executive’s services provided to DP shall be considered part of the services to be provided to the Company and among the duties assigned to him by the Company. For purposes of this Agreement, DPT and DP shall be deemed to be affiliates of the Company.”

2.	Term. Section 2 of the 2010 Restated Employment Agreement is amended in its entirety to provide as follows:

“The term of this Agreement shall commence as of the date hereof and the term of this Agreement and Executive’s employment hereunder shall end on December 31, 2018, subject to earlier termination upon the terms and conditions provided elsewhere herein (the “Term”). As used herein, “Termination Date” means the last day of the Term.”

3.	Compensation. Section 3 of the 2010 Restated Employment Agreement is amended as follows:

3.1.	Annual Performance Restricted Stock Awards. Section 3(b) of the 2010 Restated Employment Agreement is amended to provide that (i) as of January 1, 2013 and each Annual Issuance Date thereafter the value of the Section 3(b) Restricted Stock issued to Executive shall be $3,500,000.00 and the number of shares of Section 3(b) Restricted Stock to be issued to Executive on each Annual Issuance Date shall be determined by dividing $3,500,000.00 by the closing price of a share of the Common Stock on the first trading date immediately preceding the Annual Issuance Date, and (ii) the provisions of Section 3(b)(ii) of the 2010 Restated Employment Agreement shall not apply to the Section 3(b) Restricted Stock issued to Executive on January 1, 2013 and each subsequent Annual Issuance Date and the vesting of such grants of Section 3(b) Restricted Stock shall be determined by performance conditions established by the Compensation Committee during the first quarter of the calendar year in which the Annual Issuance Date occurs, after consultation with the Executive, in a manner consistent with past practices, including basing its criteria on the financial projections provided by management and approved by the Company’s Board of Directors for the year in which the performance conditions are established.

3.2.	Annual Performance Bonus Opportunities.

3.2.1. Sections 3(d) (i) through 3(d) (v) inclusively of the 2010 Restated Employment Agreement are amended to provide that the Annual Performance Bonus for 2013 and each calendar year thereafter during the Term shall equal the aggregate amount calculated as provided in clauses (A) through (B) below and be paid as provided in subparagraph 3.2.2 below.

(A)	A portion of such Annual Performance Bonus shall be equal to an amount not exceeding 300% of Base Salary for the applicable fiscal year, to be earned based upon such financial (e.g., growth in Earnings Per Share, return on equity, growth in the Common Stock price) and non-financial (e.g., succession planning, organic growth, personnel development) factors determined annually by the Compensation Committee during the first quarter of the relevant calendar year for which the Annual Performance Bonus criteria are being established, after consultation with the Executive, in a manner consistent with past practices, provided, however, that the Compensation Committee may, but shall have no obligation to, use the performance criteria identified above (and any combination of such or other criteria) for determining the Annual Performance Bonus awarded under clause (2) of this paragraph.

(B)	The balance of such Annual Performance Bonus shall be equal to one-half of the actual cash distributions received by JAKKS from DP, subject to the following conditions:
i.	the Company must have positive reported Net Income, i.e., after bonus accruals, so that the portion of the Annual Performance Bonus calculated based on DP distributions to the Company under Section 3.2.1(B) above does not exceed the Company’s net income reported on its annual financial statements (“Net Income”) for the year as to which such Annual Performance Bonus is awarded, after deducting the aggregate Annual Performance Bonus to be awarded for such year;

ii.	the aggregate Annual Performance Bonus payable cannot exceed 2.9 % of the Company’s Net Income for the year as to which the Annual Performance Bonus is awarded, except that if the Company’s Net Income for the year in which such Annual Performance Bonus is awarded is greater than $385,000,000 such percentage limitation shall be reduced to 1% of the Company’s Net Income, and if the Company’s Net Income for the year in which such Annual Performance Bonus is awarded is greater than $770,000,000 such percentage limitation shall be reduced to 0.5% of the Company’s Net Income;

iii.	no amount will be payable on account of the portion of the Annual Performance Bonus that is calculated based on DP distributions to the Company under Section 3.2.1(B) above until such time as the Company’s Net Income from the DreamPlay Transaction exceeds $15 million.

(C)	Each Annual Performance Bonus shall be paid on the earlier of (a) twenty-one (21) business days following the date on which the Auditors’ final report on the Company’s financial statements for the fiscal year for which the Annual Performance Bonus is awarded is issued and delivered to the Company, or (b) the April 30 following the fiscal year for which it is earned. That portion of the Annual Performance Bonus up to an amount equal to the first 200% of Base Salary shall be paid in cash; any excess over 200% of Base Salary shall be paid in Restricted Stock vesting in equal quarterly installments, with the first installment vesting on the award date and the remainder over 3 years following the award date, and the award of the Annual Performance Bonus and the other provisions of this Amendment shall continue to be subject to the provisions of Sections 3(e) through 3(j) inclusively of the 2010 Restated Employment Agreement.

3.3.	Life Insurance. Section 3(l) of the 2010 Employment Agreement is amended to provide that the amount of life insurance shall be $5,000,000.00 or such lesser amount that the Company is able to obtain for an annual premium not exceeding $10,000.00.

4.	Reimbursement of Legal Fees. The Company shall reimburse Executive for up to $25,000.00 of reasonable legal fees and disbursements incurred by him to his counsel Choate, Hall & Stewart LLP in the negotiation of this Amendment promptly following presentation to the Company of documentation demonstrating such fees and disbursements.

5.	Good Reason. Section 14(a) of the 2010 Restated Employment Agreement is amended to provide that in addition to clauses (i) and (ii) therein, a “Good Reason Event” shall be defined to include any change in the membership of the Company’s Board of Directors such that following such change, a majority of the directors are persons who were not members of the Company’s Board of Directors as of September 15, 2012.

6.	Section 15(c). All references to “December 31, 2015” in Section 15(c) of the 2010 Restated Employment Agreement are stricken and replaced with “December 31, 2018.”

7.	Parachute Payment Taxes. Section 16(d) of the 2010 Restated Employment Agreement is amended in its entirety to provide as follows:

“If the aggregate of the Parachute Amount and other payments and benefits which Executive has the right to receive from the Company in connection with a Change in Control (the “Total Payments”) would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, Executive shall receive the Total Payments unless (a) the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive and the amount of any excise taxes payable by Executive under Section 4999 of the Code (the “Excise Taxes”)) if Executive were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive) if Executive were to receive Total Payments reduced to the largest amount such that no portion of the Total Payments would be subject to Excise Taxes (the “Reduced Payments”), in which case Executive shall be entitled only to the Reduced Payments. If Executive is to receive the Reduced Payments, the Company shall reduce the Parachute Amount by the least amount necessary to avoid the Excise Taxes.”

8.	Notices. Section 20 of the 2010 Restated Employment Agreement is amended to provide that copies of any notices to Executive shall be sent to Choate Hall & Stewart LLP, Two International Place, Boston, MA 02110, Attn: Alison F. Reif, Esq.

9.	Defined Terms. Except as otherwise defined in this Amendment, capitalized terms are used with the meanings ascribed thereto in the 2010 Restated Employment Agreement.

10.	Counsel to Each Party. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Amendment. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

11.	2010 Restated Employment Agreement. The 2010 Restated Employment Agreement, except as expressly amended by this Amendment, remains in full force and effect.

BALANCE OF THIS PAGE DELIBERATELY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

THE COMPANY: JAKKS PACIFIC, INC. By: /s/ Joel M. Bennett Name: Joel M. Bennett Title: Executive Vice President and Chief Financial Officer

EXECUTIVE: /s/ Stephen G. Berman Stephen G. Berman